Exhibit 99.1

SCOT SELLERS TO BE NAMED CHAIRMAN OF THE BOARD OF HOWARD HUGHES HOLDINGS INC. AT COMPANY’S UPCOMING ANNUAL MEETING

Long-time HHH Board Member and former Archstone CEO to succeed Bill Ackman as Board Chairman;

Pershing Square Capital Management, L.P. Partner Ben Hakim to be nominated to

Howard Hughes Board of Directors to replace Ackman who will not stand for reelection

THE WOODLANDS, Texas, April 4, 2024 – Howard Hughes Holdings Inc. (NYSE: HHH) announced today that long-time Howard Hughes board member Scot Sellers will be named Chairman of its Board of Directors at HHH’s upcoming annual meeting. Sellers will succeed Pershing Square Capital Management, L.P. (“Pershing Square”) Founder and CEO Bill Ackman, who will be retiring from the HHH board after serving as its chairman since founding Howard Hughes in 2010. Pershing Square Partner Ben Hakim is being nominated for the Howard Hughes board to replace Ackman. Pershing Square intends to remain a major, long-term shareholder of HHH.

Sellers has served on the Board of Directors of Howard Hughes since the company’s inception. With a career spanning over 40 years, Sellers has been responsible for the development, acquisition, and operation of over $40 billion of apartment communities in over 50 different cities across the United States. He served as Chairman and CEO of Archstone, one of the world’s largest multi-family housing companies, transforming the company from a mid-sized owner of apartments in secondary and tertiary cities to the largest publicly traded owner of urban high-rise apartments in the nation’s premier cities. Sellers currently serves on the board of The Irvine Company and is Chairman of the Board of Maui Land & Pineapple Company.

“Howard Hughes is entering an exciting new chapter in the company’s history, with tremendous opportunities for growth and an active development pipeline of transformative projects that will continue to distinguish the company’s national portfolio of acclaimed communities,” said Scot Sellers. “The Howard Hughes board and its executive leadership team have always worked in close collaboration, and I look forward to supporting the continued success of this dynamic company.”

Ackman will be stepping down from the Howard Hughes board after serving as its chairman since the company’s spinoff from General Growth Properties in 2010 as a publicly traded real estate company. Since the spinoff, Howard Hughes has streamlined its portfolio and focused its business on the development of large-scale mixed-use communities, which include iconic assets such as The Woodlands® and Bridgeland® in the Greater Houston area, Summerlin® in Las Vegas, Ward Village® in Honolulu, and Downtown Columbia® in Maryland. The company’s remaining non-core, entertainment-based assets in New York City and Las Vegas comprise a division of HHH known as Seaport Entertainment, which is expected to be spun off into its own publicly traded company during 2024, with Howard Hughes remaining as a pure-play real estate company focused solely on the growth of its acclaimed master planned communities.

“When we spun-out Howard Hughes from General Growth Properties 14 years ago, it was a complicated collection of development assets, master planned communities, income-producing properties, and other assets,” said Bill Ackman. “The upcoming spinoff of Seaport Entertainment will complete the company’s transformation into a pure-play MPC company with a portfolio of award-winning assets delivering record-breaking results that can be more easily understood by investors. Pershing Square intends to remain a substantial and committed long-term shareholder of Howard Hughes fully dedicated to the company’s success. We are extremely fortunate to have Scot lend his extensive experience and leadership as the new chairman of Howard Hughes and for Ben to bring his considerable real estate expertise to the board as the company enters its next phase of growth.”

Ben Hakim is a Partner at Pershing Square and serves as President of Pershing Square SPARC Holdings, Ltd. Hakim joined Pershing Square as a member of its investment team in 2012. Prior to joining Pershing Square, he was a Senior Managing Director at The Blackstone Group, where he worked in the Mergers & Acquisitions group for 13 years. Hakim received a Bachelor of Science degree from Cornell University.

“We are fortunate that Scot has agreed to be our new Chairman of the Board, and we look forward to welcoming Ben as the board’s newest member,” said David R. O’Reilly, Chief Executive Officer of Howard Hughes. “As Howard Hughes continues to report record-breaking results across our portfolio, we are so thankful to Bill for his years of leadership and for the extraordinary vision he has maintained for this company as we firmly established Howard Hughes as the nation’s leading community builder.”

Howard Hughes reported record 2023 results in residential price-per-acre as demand from homebuilders drove outsized land sales and new-home sales across its communities soared, increasing 45% year-over-year. The company is expecting another record year in 2024 in terms of price-per-acre and acres sold. Demand for new construction continues at a fervent pace as Howard Hughes communities continue to attract new residents and employees, as well as companies that are relocating to take advantage of a high-quality lifestyle, well-educated talent pool, and opportunities for personal and professional growth in an amenity-rich, business-friendly environment.

About Howard Hughes Holdings Inc.
Howard Hughes Holdings Inc. owns, manages, and develops commercial, residential, and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland® and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin® in Las Vegas; Ward Village® in Honolulu, Hawaiʻi; and Teravalis™ in the Greater Phoenix, Arizona area. The Howard Hughes portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. Howard Hughes Holdings Inc. is traded on the New York Stock Exchange as HHH. For additional information visit www.howardhughes.com.

Safe Harbor Statement
Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in Howard Hughes Holdings Inc.’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. Howard Hughes Holdings Inc. cautions you not to place undue reliance on the forward-looking statements contained in this release. Howard Hughes Holdings Inc. does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Media Contact
Cristina Carlson, 646-822-6910
SVP, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact

Eric Holcomb, 281-475-2144

SVP, Investor Relations

eric.holcomb@howardhughes.com